EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

Pacific Biosciences of California, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Other	18,000,000 (2)	$5.47 (3)	$98,460,000	$0.0000927	$9,127.25
	Total Offering Amounts				$98,460,000		$9,127.25
	Total Fee Offsets
	Net Fee Due						$9,127.25

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Equity Incentive Plan (“2020 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 18,000,000 shares of common stock reserved for issuance pursuant to awards under the 2020 Plan.
(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $5.47, the average of the high and low prices of Registrant’s common stock as reported on the NASDAQ Global Select Market on May 25, 2022.